[HECLA LOGO]                                                        Exhibit 13.1


                      HECLA REPORTS FIRST QUARTER RESULTS
                      For the Period Ended March 31, 1995
                            For release: May 3, 1995



             COEUR D'ALENE, Idaho -- Hecla Mining Company (HL & HL-B:NYSE) today reported a net loss for the first quarter of 1995 of $4.5 million, or 9 cents per common share, on revenue of $37.2 million. The loss is after the $2 million quarterly dividend payment to preferred shareholders. This compares to a net loss of $7.7 million, or 19 cents per common share, on revenue of $27.7 million in the first quarter of 1994.
             Improved results over the same period a year ago are partially because the La Choya gold mine and the clay slurry plant in Mexico are now at full production and contributing operating income. Both operations were in start-up mode during the first quarter of 1994. Nonrecurring merger costs reported in the first quarter of 1994, related to the acquisition of Equinox Resources Limited, also contributed to improved results during the first quarter of 1995. In addition, the Lucky Friday Unit had a decreased operating loss compared to a year ago. Mining costs at the Lucky Friday were lower during the first quarter of 1995 as the mine ramped back up to full production, after the temporary suspension of operations resulting from the August 30, 1994, ore conveyance accident. These improved results were partially offset by expenses related to start-up at the Grouse Creek mine during the first quarter of 1995.
             The new Grouse Creek mine, in which Hecla holds an 80% interest, produced a total of 22,321 ounces of gold and 131,187 ounces of silver during the first quarter of 1995. Costs at the mine were higher and production lower than projected for the first quarter of 1995, due to a low ore feed to the mill. An improved feed system is being installed, and full production levels are anticipated during the second quarter.
             The La Choya Unit produced 11,016 ounces of gold during the first three months of 1995. Heavy rains during the quarter diluted gold recovery from the leach pads, causing production to be about 25% lower than projected. However, this shortfall is expected to be made up by year's end.
             Hecla's industrial minerals segment continued to perform well, with first quarter sales of $17.4 million, up 15% compared to the same period last year. Increased sales of ball clay, kaolin and landscaping products are due to improved construction markets, as well as greater penetration into that market by Hecla's industrial minerals subsidiaries, Kentucky- Tennessee Clay Company and Colorado Aggregate Company.
             Ore reserve figures released during the first quarter of 1995 show a substantial increase in Hecla's reserves compared to a year ago. Proven and probable gold reserves were up 75% to 2.1 million contained ounces, with silver reserves increasing from 50 million ounces to 76 million ounces, up 52%. The 1994 acquisition of the Rosebud project in Nevada increased gold reserves significantly, as did the Greens Creek Unit in Alaska. Greens Creek also provided the largest increase in silver reserves as definition drilling brought the new southwest high-grade resource into the proven and probable category. At the Grouse Creek Unit in central Idaho, Hecla's share of the overall proven and probable reserve increased by nearly 56,000 contained ounces of gold and about
3.3 million ounces of silver. Although total tons and ounces were up, overall grade of the Grouse Creek deposit declined because the underground high-grade ore body proved to be smaller than originally estimated, and most of the new reserves brought into the proven and probable category are lower-grade material.
             Hecla's chief executive officer, Arthur Brown, said, "We have been building operations over the past two years and expect to continue building for the future. Although this takes considerable capital investment, we now have La Choya, Grouse Creek and K-T Mexico up and running. We expect that continued development at the Lucky Friday and the Rosebud gold project in Nevada, and the likely reopening of the Greens Creek mine in Alaska will be additional investments that will pay off in the future by increasing production and lowering the cost to produce gold and silver."
             Hecla is a 104-year-old mining company with operations in the United States and Mexico. The company is a well-known silver producer with a growing gold profile and a major supplier of ball clay, kaolin and feldspar.
The common and preferred shares of Hecla are traded on the New York Stock Exchange under the symbol HL and HL-B, respectively.
                                      -HL-





    Contact Bill Booth, vice president-investor and public affairs, or Mike
                    Callahan, investor relations assistant
   6500 Mineral Drive # Coeur d'Alene, Idaho 83814-8788 # 208/769-4100 # FAX
                                 208/769-4159

                              HECLA MINING COMPANY
          (dollars in thousands, except per-share amounts - unaudited)

                                                                                          First Quarter
                                                                                     -----------------------
                                                                                     Mar. 31,       Mar. 31,
HIGHLIGHTS                                                                             1995           1994
- ------------------------------------------------------------------------------------------------------------
FINANCIAL DATA
- ------------------------------------------------------------------------------------------------------------
Total revenue                                                                        $ 37,153       $ 27,654
Gross loss                                                                               (162)          (951)
Net loss                                                                               (2,464)        (5,650)
Net loss applicable to common shareholders                                             (4,476)        (7,663)
Net loss per common share                                                               (0.09)         (0.19)
Cash flow from operating properties (1)                                                  (821)        (3,294)

- ------------------------------------------------------------------------------------------------------------
SALE OF PRODUCTS BY SEGMENT
- ------------------------------------------------------------------------------------------------------------
Gold operations                                                                      $ 14,971       $  7,858
Silver operations                                                                       2,427          2,585
Industrial minerals                                                                    17,402         15,165
Specialty metals                                                                          910            732
                                                                                     --------       --------
  Total sales                                                                        $ 35,710       $ 26,340

- ------------------------------------------------------------------------------------------------------------
GROSS PROFIT (LOSS) BY SEGMENT
- ------------------------------------------------------------------------------------------------------------
Gold operations                                                                      $ (1,609)      $   (136)
Silver operations                                                                        (161)        (1,806)
Industrial minerals                                                                     1,604          1,100
Specialty metals                                                                            4           (109)
                                                                                     --------       --------
  Total gross loss                                                                   $   (162)      $   (951)
- ------------------------------------------------------------------------------------------------------------
PRODUCTION SUMMARY - TOTALS
- ------------------------------------------------------------------------------------------------------------
Gold  - Ounces                                                                         38,984         19,813
Silver - Ounces                                                                       459,395        532,555
Lead  - Tons                                                                            3,649          4,967
Zinc   - Tons                                                                             585            777
Average cost per ounce of gold produced:
  Cash production costs ($/oz.)                                                           312            373
  Full costs ($/oz.)                                                                      416            422
Average cost per ounce of silver produced:
  Cash production costs ($/oz.)                                                          4.74           6.52
  Full costs ($/oz.)                                                                     6.00           7.79

- ------------------------------------------------------------------------------------------------------------
AVERAGE METAL PRICES
- ------------------------------------------------------------------------------------------------------------
Gold  - Realized ($/oz.)                                                                  385            386
Gold  - London Final ($/oz.)                                                              379            384
Silver - Handy & Harman ($/oz.)                                                          4.70           5.29
Lead  - LME Cash (c./pound)                                                              27.7           21.6
Zinc   - LME Cash (c./pound)                                                             48.5           43.9

(1)Consists of income (loss) from operating properties plus depreciation, adjusted for changes in working capital.





    Contact Bill Booth, vice president-investor and public affairs, or Mike
                    Callahan, investor relations assistant
   6500 Mineral Drive # Coeur d'Alene, Idaho 83814-8788 # 208/769-4100 # FAX
                                 208/769-4159

                              HECLA MINING COMPANY
                     Consolidated Statements of Cash Flows
                           (In thousands - unaudited)

                                                                                           Quarter Ended
                                                                                      ---------------------
                                                                                      Mar. 31,     Mar. 31,
                                                                                        1995         1994
- -----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
- -----------------------------------------------------------------------------------------------------------
Net loss                                                                              $(2,464)    $ (5,650)
Noncash elements included in net loss:
  Depreciation, depletion and amortization                                              5,725        2,802
  Gain on disposition of properties, plants and equipment                                (265)        (579)
  Gain on sale of investments                                                            (121)      (1,328)
  Accretion of interest on long-term debt                                                 - -          999
  Provision for reclamation and closure costs                                             - -          123
Change in:
  Accounts and notes receivable                                                        (5,029)      (7,662)
  Income tax refund receivable                                                             (2)        - -
  Inventories                                                                            (185)       1,208
  Other current assets                                                                    (95)        (219)
  Accounts payable and accrued expenses                                                (1,294)      (1,803)
  Accrued payroll and related benefits                                                   (630)          94
  Accrued taxes                                                                           528          361
  Accrued reclamation and other noncurrent liabilities                                  2,897         (263)
                                                                                      -------     --------
Net cash used by operations                                                              (935)     (11,917)
                                                                                      -------     --------
- ----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
- ----------------------------------------------------------------------------------------------------------
  Additions to properties, plants and equipment                                        (6,961)     (11,510)
  Proceeds from disposition of properties, plants and equipment                           314       13,381
  Proceeds from the sales and maturity of investments                                     126       30,470
  Purchase of restricted investments                                                      (48)         - -
  Purchase of investments and increase in cash surrender value of
    life insurance                                                                       (195)      (1,191)
  Other, net                                                                             (835)      (2,634)
                                                                                      -------     --------
Net cash provided (used) by investing activities                                       (7,599)      28,516
                                                                                      -------     --------

- ----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
- ----------------------------------------------------------------------------------------------------------

  Common stock issued under stock option plans                                            - -        1,084
  Proceeds from the exercise of stock warrants                                          1,208          - -
  Dividends on preferred stock                                                         (2,012)      (2,013)
  Borrowings on long-term debt                                                         11,000          - -
  Repayments on long-term debt                                                         (3,884)         - -
  Decrease in deferred revenue                                                            - -          125
                                                                                      -------     --------
Net cash provided (used) by financing activities                                        6,312         (804)
                                                                                      -------     --------

Increase (decrease) in cash and cash equivalents                                       (2,222)      15,795
Cash and cash equivalents at beginning of period                                        7,278       40,031
                                                                                      -------     --------

Cash and cash equivalents at end of period                                            $ 5,056     $ 55,826
                                                                                      =======     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the quarter for:
    Interest (net of amount capitalized)                                              $    47     $     85
                                                                                      =======     ========

    Income tax payments (refunds), net                                                    - -     $    182
                                                                                      =======     ========





    Contact Bill Booth, vice president-investor and public affairs, or Mike
                    Callahan, investor relations assistant
   6500 Mineral Drive # Coeur d'Alene, Idaho 83814-8788 # 208/769-4100 # FAX
                                 208/769-4159

                              HECLA MINING COMPANY
                          Consolidated Balance Sheets
                           (In thousands - unaudited)

                                                                                Mar. 31,     Dec. 31,
                                                                                  1995         1994
- ------------------------------------------------------------------------------------------------------
ASSETS
- ------------------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                                                     $  5,056      $  7,278
  Accounts and notes receivable                                                   28,545        23,516
  Income tax refund receivable                                                       249           247
  Inventories                                                                     18,801        18,616
  Other current assets                                                             1,692         1,597
                                                                                --------      --------
    Total current assets                                                          54,343        51,254
Investments                                                                        5,828         6,476
Restricted investments                                                            13,601        13,553
Properties, plants and equipment, net                                            257,814       257,908
Other noncurrent assets                                                            5,767         5,391
                                                                                --------      --------
    Total assets                                                                $337,353      $334,582
                                                                                ========      ========
- ------------------------------------------------------------------------------------------------------
LIABILITIES
- ------------------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses                                         $ 12,276      $ 13,570
  Accrued payroll and related benefits                                             2,094         2,724
  Preferred stock dividends payable                                                2,012         2,012
  Accrued taxes                                                                    1,453           925
  Accrued reclamation costs                                                        4,272         4,254
                                                                                --------      --------
    Total current liabilities                                                     22,107        23,485
Deferred income taxes                                                                359           359
Long-term debt                                                                     9,076         1,960
Accrued reclamation costs                                                         29,238        27,162
Other noncurrent liabilities                                                       4,901         4,098
                                                                                --------      --------

    Total liabilities                                                             65,681        57,064
                                                                                --------      --------
- ------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
- ------------------------------------------------------------------------------------------------------
Preferred stock                                                                      575           575
Common stock                                                                      12,074        12,036
Capital surplus                                                                  330,165       328,995
Retained deficit                                                                 (67,913)      (63,437)
Net unrealized gain on investments                                                 2,558         3,396
Foreign currency translation adjustment                                           (4,899)       (3,158)
Treasury stock                                                                      (888)         (889)
                                                                                --------      --------
    Total shareholders' equity                                                   271,672       277,518
                                                                                --------      --------
    Total liabilities and shareholders' equity                                  $337,353      $334,582
                                                                                ========      ========
Common shares outstanding at end of period                                        48,235        40,525
                                                                                ========      ========





    Contact Bill Booth, vice president-investor and public affairs, or Mike
                    Callahan, investor relations assistant
   6500 Mineral Drive # Coeur d'Alene, Idaho 83814-8788 # 208/769-4100 # FAX
                                 208/769-4159

                              HECLA MINING COMPANY
                     Consolidated Statements of Operations
              (In thousands, except per-share amounts - unaudited)

                                                                                         First Quarter
                                                                                   -----------------------
                                                                                   Mar. 31,        Mar. 31,
                                                                                     1995            1994
                                                                                   ------------------------
Sales of products                                                                  $35,710       $26,340
                                                                                   -------       -------
Cost of sales and other direct production costs                                     30,230        24,671
Depreciation, depletion and amortization                                             5,642         2,620
                                                                                   -------       -------
                                                                                    35,872        27,291
                                                                                   -------       -------

Gross loss                                                                            (162)         (951)
                                                                                   -------       -------

Other operating expenses:
  General and administrative                                                         2,330         4,559
  Exploration                                                                        1,043         2,108
  Depreciation and amortization                                                         83           182
  Provision for closed operations and environmental matters                             56           240
                                                                                   -------       -------
                                                                                     3,512         7,089
                                                                                   -------       -------

Loss from operations                                                                (3,674)       (8,040)
                                                                                   -------       -------

Other income (expense):
  Interest and other income                                                          1,443         1,314
  Miscellaneous income (expense)                                                      (197)          - -
  Gain on sale of investments                                                          121         1,328
  Interest expense:
    Total interest cost                                                               (165)       (1,149)
    Less amount capitalized                                                             58           965
                                                                                   -------       -------
                                                                                     1,260         2,458
                                                                                   -------       -------

Loss before income taxes                                                            (2,414)       (5,582)
Income tax provision                                                                   (50)          (68)
                                                                                   -------       -------
Net loss                                                                            (2,464)       (5,650)
Preferred stock dividends                                                            2,012         2,013
                                                                                   -------       -------
Net loss applicable to common shareholders                                         $(4,476)      $(7,663)
                                                                                   =======       =======

Net loss per common share                                                          $ (0.09)      $ (0.19)
                                                                                   =======       =======


Weighted average number of common shares outstanding                                48,107        40,341
                                                                                   =======       =======






    Contact Bill Booth, vice president-investor and public affairs, or Mike
                    Callahan, investor relations assistant
   6500 Mineral Drive # Coeur d'Alene, Idaho 83814-8788 # 208/769-4100 # FAX
                                 208/769-4159

                              HECLA MINING COMPANY
                                Production Data

                                                                                        First Quarter
                                                                                -------------------------
                                                                                   Mar. 31,      Mar. 31,
                                                                                     1995          1994
- ---------------------------------------------------------------------------------------------------------
LA CHOYA UNIT (1)
- ---------------------------------------------------------------------------------------------------------
Tons of ore crushed                                                                  578,435      191,602
Ore grade crushed                                                                      0.037        0.032
Gold produced (oz.)                                                                   11,016        1,086
Silver produced (oz.)                                                                  1,064          109
Average cost per ounce of gold produced:
  Cash production costs                                                                 $221       $1,810
  Full cost                                                                             $306       $1,942
- ---------------------------------------------------------------------------------------------------------
REPUBLIC UNIT
- ---------------------------------------------------------------------------------------------------------
  Tons of ore milled                                                                  10,269       27,332
  Ore grade milled - Gold (oz./ton)                                                     0.13         0.40
  Gold produced (oz.)                                                                  2,910        9,352
  Silver produced (oz.)                                                               15,058       64,881
  Average cost per ounce of gold produced:
    Cash production costs                                                               $194         $265
    Full cost                                                                           $194         $329
- ---------------------------------------------------------------------------------------------------------
AMERICAN GIRL UNIT (REFLECTS HECLA'S 47% SHARE)
- ---------------------------------------------------------------------------------------------------------
Tons of ore milled                                                                    19,873       29,205
Tons of ore to heap                                                                  200,266       88,847
Ore grade milled - Gold (oz./ton)                                                      0.187        0.182
Ore grade to heap - Gold (oz./ton)                                                     0.027        0.025
Gold produced (oz.)                                                                    5,527        7,343
Silver produced (oz.)                                                                  4,471        3,794
Average cost per ounce of gold produced:
  Cash production costs                                                                 $359         $327
  Full cost                                                                             $376         $355
- ---------------------------------------------------------------------------------------------------------
GROUSE CREEK (2) (REFLECTS HECLA'S 80% SHARE)
- ---------------------------------------------------------------------------------------------------------
Tons of ore milled                                                                   246,161
Ore grade milled - Gold (oz./ton)                                                      0.070
Gold produced (oz.)                                                                   17,857
Silver produced (oz.)                                                                104,950
Average cost per ounce of gold produced:
  Cash production costs                                                                 $382
  Full cost                                                                             $552
- ---------------------------------------------------------------------------------------------------------
LUCKY FRIDAY UNIT
- ---------------------------------------------------------------------------------------------------------
Tons of ore milled                                                                    32,340       42,806
Ore grade milled - Silver (oz./ton)                                                    10.51        10.70
Silver produced (oz.)                                                                333,066      459,187
Lead produced (short tons)                                                             3,649        4,967
Average cost per ounce of silver produced:
  Cash production costs                                                                $4.74        $6.52
  Full cost                                                                            $6.00        $7.79
- ---------------------------------------------------------------------------------------------------------
OTHER
- ---------------------------------------------------------------------------------------------------------
Gold produced (oz.)                                                                    1,674        2,032
Silver produced (oz.)                                                                    786        4,584

(1)Production at the La Choya Unit began during February 1994.
(2)Production at the Grouse Creek Unit began during December 1994.





    Contact Bill Booth, vice president-investor and public affairs, or Mike
                    Callahan, investor relations assistant
   6500 Mineral Drive # Coeur d'Alene, Idaho 83814-8788 # 208/769-4100 # FAX
                                 208/769-4159